Exhibit 99.1

The Chalone Wine Group Signs Agreement with Domaines Barons de Rothschild—Lafite (DBR)—for the Acquisition of Chalone by DBR

NAPA, California — November 1, 2004 — The Chalone Wine Group, Ltd. (Nasdaq: CHLN) and Domaines Barons de Rothschild (Lafite) SCA (DBR) announced today that they have signed an agreement, dated as of October 30, 2004, for DBR to acquire all of the outstanding publicly held shares of Chalone common stock in a merger in which, shareholders of Chalone (other than DBR and its affiliates) will receive $11.75 per share in cash, which represents an increase of $2.50 per share over DBR’s initial offer. The agreement also provides that shareholders of Chalone (other than DBR and its affiliates) will receive a special one-time wine dividend of $1.00 per share, as well as a commitment to continue to provide certain Wine Club benefits to such shareholders.

The agreement was negotiated on behalf of Chalone by a special committee of the Board of Directors composed of directors not affiliated with DBR. The special committee’s financial advisor, Thomas Weisel Partners LLC, provided a fairness opinion to the special committee concerning the $11.75 cash consideration. Chalone’s Board of Directors has approved the merger.

Under the agreement, Chalone may continue to solicit acquisition proposals for Chalone from third parties at a higher price than $11.75 per share. In the event an offer is received at a higher price for a purchase of all of the outstanding shares of Chalone common stock, DBR has agreed either to match the higher priced offer or to vote its shares in favor of the higher priced transaction.

The transaction, which is subject to Chalone shareholder approval (which shall include the affirmative vote of a majority of the votes cast by shareholders other than DBR and its affiliates), government approvals and other customary conditions, is expected to close in the first quarter of 2005.

Chalone has been informed that immediately following the merger, DBR will transfer to a new joint venture with the Huneeus family and Constellation Brands substantially all of the premium assets and brands of Chalone.

About Chalone

The Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, the Company owns and operates Acacia® Vineyard in the Carneros area of Napa County, and Provenance™ Vineyards, Hewitt™ Vineyard and Jade Mountain® in Napa County; Chalone Vineyard in Monterey County; and Moon Mountain® Vineyard, Dynamite® Vineyards and Orogeny™ Vineyards in Sonoma County; and Echelon Vineyards in San Miguel. In conjunction with its 50 percent joint-venture partner, Paragon Vineyard Co., the Company also owns and operates Edna Valley Vineyard in San Luis Obispo County. In Washington State, the Company owns and operates Sagelands® Vineyard and Canoe Ridge® Vineyard. In the Bordeaux region of France, the Company owns 23.5 percent of the Fourth-Growth estate of Château Duhart-Milon, in partnership with Domaines Barons de Rothschild (Lafite), which owns the other 76.5 percent.

This press release contains forward-looking statements, including statements regarding the merger agreement, the anticipated closing date of the merger and the organizational structure of the surviving company. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that, prior to the closing of the merger, Chalone’s business could suffer due to uncertainty, that the closing of the merger may be delayed, or that the merger may not close. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Chalone’s periodic filings with the Securities and Exchange Commission, including Chalone’s quarterly report on Form 10-Q for the quarter ended June 30, 2004. Chalone undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.

Additional Information and Where to Find It

Chalone intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition of Chalone by DBR. Investors and security holders of Chalone are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about Chalone, DBR and the proposed merger. Investors and security holders of Chalone may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov, at Chalone’s website at www.chalonewinegroup.com. In addition, investors and security holders of Chalone may obtain free copies of the proxy statement (when it becomes available) by writing to 621 Airpark Road, Napa, CA 94558, Attention: Shareholder Services Department, or by emailing to shservices@chalonewinegroup.com.

Chalone and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in Chalone of its directors and executive officers is set forth in Chalone’s annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 30, 2004 and in Chalone’s proxy statement for its 2004 annual meeting of shareholders filed with the SEC on April 19, 2004. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, will be set forth in the proxy statement when it is filed with the SEC.

Media Contact: Ken Morris, 707-254-4263
kmorris@chalonewinegroup.com

Shareholder Contact: Patti Podolski, 707-254-4250
ppodolski@chalonewinegroup.com